EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A ordinary shares, par value US$0.00000005 per share, of Canaan Inc., dated as of February 25, 2026, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Cipher Digital Inc.
Signature:	/s/ William Iwaschuk
Name/Title:	William Iwaschuk, Co-President and Chief Legal Officer
Date:	02/25/2026

Cipher Mining Technologies Inc.
Signature:	/s/ William Iwaschuk
Name/Title:	William Iwaschuk, Co-President and Chief Legal Officer of Cipher Digital Inc., its parent
Date:	02/25/2026